EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130798 on Form S-8 of First Financial Service Corporation of our report dated June 29, 2009, appearing in this Annual Report on Form 11-K of the First Financial Service Corporation 401(k)/Employee Stock Ownership Plan for the year ended December 31, 2008.

Crowe Horwath LLP

South Bend, Indiana
June 29, 2009